Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Nos. 333-124023, 333-124023-01 and 333-124023-02) and the related Prospectus of KeyCorp, KeyCorp Capital VII and KeyCorp Capital VIII and to the incorporation by reference therein of our reports dated February 25, 2005, with respect to the consolidated financial statements of KeyCorp, KeyCorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KeyCorp, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

April 21, 2005